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                                                                   EXHIBIT 10.44

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Tycho Howle
Harbinger Corporation

     Re: Harbinger Corporation Employee Stock Purchase Plan

Dear Tycho:

     The purpose of this letter is to formally acknowledge the responsibilities which Harbinger NET Services, L.L.C. ("HNS") will have regarding the participation of HNS employees in the Harbinger Corporation Employee Stock Purchase Plan (the "Plan").

     First, HNS will remit to Harbinger Corporation ("Harbinger"), as soon as administratively possible following the end of each quarterly purchase period, the fair market value (as defined in the Plan) for the shares purchased for the purchase period under the Plan for HNS employees. The fair market value will be funded with amounts withheld from HNS employees' salary via payroll deductions, and HNS's fifteen (15%) percent share of the purchase price.

     Second, HNS agrees to cooperate with whatever practices and procedures are established for the administration of the Plan by the Compensation Committee of Harbinger.

     Third, HNS will cooperate with Harbinger and take whatever actions may be necessary to ensure that the issuance of Harbinger shares to HNS employees under the Plan complies with applicable securities requirements, as determined by Harbinger.

                                           Sincerely,

                                           Harbinger NET Services, L.L.C.



                                           By:  /s/ James C. Davis
                                                James Davis, President